Exhibit 10.1
CONSULTING AGREEMENT BETWEEN AMERICAN MEDICAL TECHNOLOGIES, INC. AND CORESTRENGTH, INC.

This CONSULTING AGREEMENT (the "Agreement") dated as of February 10, 2009 with an effective date of February 23, 2009 is by and between American Medical Technologies, Inc. a Delaware Corporation whose primary place of business is located in Corpus Christi, TX (the "Company"), and Corestrength, Inc., a Florida Corporation which agrees to provide the services of Jeffrey Goodman (the “Consultant”).

RECITALS

WHEREAS, the Company desires to obtain the services of Consultant and Consultant desires to provide services to the Company upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, the parties hereby agree as follows:

1. Consulting Services.   The Company hereby retains the Consultant as Chief Executive Officer and as Director (“Engagement”), to provide and the Consultant agrees to provide, financial, management and general business advisory services (“Services”) to the Company as the Company may reasonably deem to be necessary and beneficial to its efficient and effective operation of its business operations in general.

2. Consideration.

A.  SCOPE of ENGAGEMENT During the Engagement the Consultant will serve as Chief Executive Officer and Director.  In that connection, Consultant will (i) devote his time, attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties related to his Engagement hereunder, (ii) use his best efforts to promote the interests and goodwill of the Company, and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

B. CONSIDERATION.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay $12,000 per month to Corestrength, Inc. of which Consultant is a beneficial owner.  Consideration for the Services will be paid as follows:  $3,000 at the commencement of this Agreement in consideration of the first week of Service and $6,000 on the 15th and last day of each month for the duration of the term of the Agreement.

C.  EXPENSES. Additionally, the Company will reimburse Consultant for reasonable expenses incurred while the Agreement between Consultant and the Company exists including the following:

- All travel expenses to and from all work sites

- Meal expenses;

- Lodging Expenses if work demands overnight stays; and

- Miscellaneous travel-related expenses (parking and tolls.

Consultant shall submit written documentation and original receipts itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days of receipt by the Company.

3. Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder.  Consultant shall be responsible for the payment of any and all taxes to the Internal Revenue Service as well as any and all other taxes and other costs payable in the United States of America including taxes payable to any state or local jurisdictions.  Consultant indemnifies the Company with respect to the payment of any and all taxes owing and due from payments made to the Consultant.

4. Confidentiality.  In the course of performing Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company’s product lines, customer lists, sales activities or any other information which may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.   All originals and all copies of any reports, computer programs, notes and all other recorded written or printed matter pertaining to the operations or business of the Company made or received by the Consultant during the Engagement are the property of the Company.  Upon termination of the Engagement, Consultant will immediately deliver to the Company all property of the Company which may still be in Consultant’s possession.  The confidentially provisions of this Agreement shall survive the termination of this Agreement.

5. Term. This Agreement shall commence on February 23, 2009 and shall continue for an initial period ending May 31, 2009.  After the expiration of the initial period, the agreement will renew on a monthly basis.  Either party may terminate this Agreement upon Ten (10) days prior written notice after the initial period ending May 31, 2009, subject to the Company’s right to renew this Agreement as provided below. The Company may, at its option, renew this Agreement for an additional three (3) month term on the same terms and conditions as set forth herein by giving notice to Consultant of such intent to renew on or before May 15, 2009.

The Company reserves the right of early termination of this Agreement upon: (a) Consultant’s willful failure or refusal to perform his duties for the Company; (b) Consultant’s engaging in gross misconduct in connection with Consultant’s work for the Company; (c) Consultant’s breach of this Agreement, or (d) Consultant’s conviction of a felony, or an act of fraud against the Company or its affiliates.

6. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

A.  Notices to Consultant:

245 Atlantic Drive
Melbourne Beach, FL 32951

B.  Notices to the Company:

5655 Bear Lane
Corpus Christi, TX 78405

7.  Indemnification.

A. The Company shall defend, indemnify and hold Consultant harmless from and against any losses, claims, damages or liabilities which arise out of any action or inaction taken or not taken by him in the ordinary course of the Company’s business or as directed by the Board of Directors, provided, however, that such action or inaction is not fraudulent or constitutes gross negligence.

B.  The Company hereby agrees to maintain a director and officer insurance policy of at last $5,000,000 coverage in full force and effect during Consultant’s period of Engagement including renewals of this Agreement.

8. Miscellaneous.

A. Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

B. Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

C. Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Texas. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

D. Signatures. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each party and signature pages from such counterparts have been delivered.  This Agreement may be executed by facsimile transmission or by e-mail transmission in PDF format.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

American Medical Technologies, Inc

By: /s/ Judd D. Hoffman

Title: President & CEO

Printed Name:Judd D. Hoffman

Date: 02/10/09

Jeff Goodman

By: _/s/ Jeff Goodman

Date: 02/10/09

Corestrength, Inc.

By: /s/ Jeff Goodman

Title: CEO

Printed Name: Jeff Goodman

Date: 02/10/09